EXHIBIT 99.2

December 31, 2017	QUARTERLY REPORT

Dear Shareholder:

At the conclusion of our 2016 Annual Highlights report to shareholders, we observed the potential for improvement to the business and banking environment due to policy initiatives set forth by the new Trump administration. While 2017 has been an interesting year in many ways, both central bankers and politicians are impacting our industry and C&N with their actions during the fourth quarter. On December 13, the Federal Reserve raised its target federal funds rate by .25% for the third time during the year, and the fifth time since December of 2015. Once again, longer-term rates did not react in kind and the yield curve flattened extending an environment that makes margin expansion a challenge. Later in December, President Trump signed tax reform legislation that will have broad implications for businesses and individuals. The changes did impact C&N’s fourth quarter results as discussed further below. The new law also reduces C&N’s marginal tax rate from 35% to 21% which will be beneficial to ongoing earnings beginning in 2018. Congress is currently considering legislation that would deliver meaningful regulatory relief to the banking industry that would directly benefit C&N. While the ultimate impact of these actions on economic activity and banking is unknown, there is a general tone of optimism that, collectively, they will support growth and opportunity.

As you review C&N’s 2017 performance you will note that revenue growth accelerated as both net interest income and noninterest income increased at a faster pace than in 2016. These results highlight continued loan growth, an improving balance sheet mix, a substantial increase in trust related income, and the impact of expanding customer relationships as investments in our business model continue to mature. The increase in noninterest expense reflects our ongoing investment in people and technology to position C&N for future growth and productivity as well as unusually large increases in collection related expenses and health care claims. 2017 results were also impacted by a $901,000 reduction, or $.05 per share after tax, in securities gains as compared to 2016.

Fourth quarter 2017 net income was $0.16 per share, as compared to $0.32 in the third quarter 2017 and $0.35 in the fourth quarter 2016. On an annual basis, net income per share was $1.10 in 2017 as compared to $1.30 in 2016. Return on average assets for the year was 1.08%, and return on average equity was 7.11%. As mentioned above, C&N’s fourth quarter and annual 2017 earnings were impacted by the recent reduction in the federal corporate income tax rate to 21%, effective January 1, 2018, from the 35% marginal tax rate in effect throughout 2017 and 2016. Fourth quarter and annual 2017 results include additional income tax expense related to a reduction in the carrying value of the net deferred tax asset, resulting in a reduction of $.18 in earnings per share. Going forward, management expects C&N’s income tax provision (expense) will be significantly lower in 2018 and on an ongoing basis, as a result of the lower tax rate. Excluding the impact of the additional income tax expense, fourth quarter 2017 net income per share was $.34, and net income per share for the year was $1.28.

Net interest income increased $145,000 (1.4%) in the fourth quarter of 2017 compared to the third quarter, and by $600,000 (5.9%) compared to the fourth quarter of 2016. For the year ended December 31, 2017, net interest income was $1,543,000 (3.8%) higher than in 2016. Growth in average loans outstanding of approximately $15 million during the quarter and $58 million compared to 2016 is the primary driver of these increases. Although average total deposits declined slightly during the fourth quarter of 2017, we experienced solid year over year deposit growth, strong growth in demand deposits, and reductions in higher cost borrowings continuing the improvement in our funding mix. The yield on earning assets was 4.18% during the fourth quarter of 2017 compared to 4.05% in the fourth quarter of 2016 while the overall cost of funds increased by .03% during the same period. As a result, the net interest margin increased .12%, to 3.85% during the fourth quarter of 2017 from 3.73% a year earlier.

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The provision for loan losses was $23,000 during the fourth quarter of 2017 compared to a net credit (reduction in expense) of $3,000 in 2016. For the year ended December 31, 2017, the provision was $801,000 compared to $1.221 million for the same period in 2016. The provision amounts for the current quarter and for the year, reflect reductions in reserves related to net charge-off experience and qualitative factors used in calculating the allowance for loan losses. Management maintains a robust process to determine the adequacy of the allowance that incorporates these and other factors. C&N’s overall credit quality remains strong and consistent as reflected in our past due and non-performing loan metrics at December 31, 2017 compared to a year earlier.

Noninterest revenue increased by $86,000 (2.1%) in the fourth quarter of 2017 compared to 2016. The most notable increases were Trust revenues, which increased 20%, reflecting growth in assets under management as well as a recent fee increase, while gains from the sale of mortgage loans decreased by $163,000, or 49%. For the year ended December 31, 2017, noninterest revenue increased $642,000 (4.1%) as compared to 2016. Trust and financial management revenues, interchange fees on debit card transactions, and loan servicing fees increased, while gains on sale of loans decreased due to lower volumes and service charges on deposit account declined, continuing a multi-year trend.

Noninterest expenses increased $843,000 (9.9%) in the fourth quarter of 2017 compared to 2016 driven by employee related expenses. Salaries and wages were $271,000 higher due to staffing levels compared to a year earlier, while pensions and other employee benefits costs increased $266,000 resulting primarily from higher health care claims. For the year, noninterest expenses increased $2.2 million (6.4%). Employee related costs were again the primary drivers with increased employee benefits expenses of $657,000 and salaries and wages higher by $395,000. In addition, ATM and interchange expenses, software subscriptions, collection, other real estate, legal, and internal audit outsourcing expenses contributed to the increase.

C&N continues to maintain a very strong capital position, providing the Company with the ability to pursue growth and expansion, absorb one time charges such as the charge required due to the change in tax law, while continuing to support shareholder value. The dividend paid during the fourth quarter remained at $.26 per share producing an annualized yield of 4.33% based on the December 31, 2017 market price of $24.00. On January 18, 2018, the Board of Directors declared a dividend of $.27 per share payable on February 9, 2018 to shareholders of record as of January 29, 2018. This is an increase of 3.8% and reflects the Board’s confidence in the ongoing financial strength of the Corporation. In April 2016, the Board announced a common stock repurchase program for the acquisition of up to 600,000 shares. There have been no repurchases of stock under this program to date.

We appreciate your investment and ongoing support of C&N

J. Bradley Scovill

President and CEO

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CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	4TH	4TH
	QUARTER	QUARTER
	2017	2016
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$11,785	$11,106	$679	6.11%
Interest Expense	999	920	79	8.59%
Net Interest Income	10,786	10,186	600	5.89%
Provision (Credit) for Loan Losses	23	(3)	26	-866.67%
Net Interest Income After Provision (Credit) for Loan Losses	10,763	10,189	574	5.63%
Noninterest Revenue	4,117	4,031	86	2.13%
Net Gains on Available-for-sale Securities	0	69	(69)	-100.00%
Noninterest Expenses	9,401	8,558	843	9.85%
Income Before Income Tax Provision	5,479	5,731	(252)	-4.40%
Income Tax Provision	3,536	1,500	2,036	135.73%
Net Income	$1,943	$4,231	$(2,288)	-54.08%
Net Income Attributable to Common Shares (1)	$1,933	$4,209	$(2,276)	-54.07%

PER COMMON SHARE DATA:
Net Income - Basic	$0.16	$0.35	$(0.19)	-54.29%
Net Income - Diluted	$0.16	$0.35	$(0.19)	-54.29%
Dividend Per Share	$0.26	$0.26	$0.00	0.00%
Number of Shares Used in Computation - Basic	12,146,006	12,033,406
Number of Shares Used in Computation - Diluted	12,178,853	12,079,398

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	YEARS ENDED
	DECEMBER 31,
	2017	2016
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$45,863	$44,098	$1,765	4.00%
Interest Expense	3,915	3,693	222	6.01%
Net Interest Income	41,948	40,405	1,543	3.82%
Provision for Loan Losses	801	1,221	(420)	-34.40%
Net Interest Income After Provision for Loan Losses	41,147	39,184	1,963	5.01%
Noninterest Revenue	16,153	15,511	642	4.14%
Net Gains on Available-for-sale Securities	257	1,158	(901)	-77.81%
Noninterest Expenses	36,967	34,744	2,223	6.40%
Income Before Income Tax Provision	20,590	21,109	(519)	-2.46%
Income Tax Provision	7,156	5,347	1,809	33.83%
Net Income	$13,434	$15,762	$(2,328)	-14.77%
Net Income Attributable to Common Shares (1)	$13,365	$15,677	$(2,312)	-14.75%

PER COMMON SHARE DATA:
Net Income - Basic	$1.10	$1.30	$(0.20)	-15.38%
Net Income - Diluted	$1.10	$1.30	$(0.20)	-15.38%
Dividend Per Share	$1.04	$1.04	$0.00	0.00%
Number of Shares Used in Computation - Basic	12,115,840	12,032,820
Number of Shares Used in Computation - Diluted	12,155,136	12,063,055

(1) Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

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CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands) (Unaudited)

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31, 2017 vs 2016
	2017	2016	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$40,244	$32,109	$8,135	25.34%
Available-for-sale Securities	356,908	395,077	(38,169)	-9.66%
Loans Held for Sale	765	142	623	438.73%
Loans, Net	806,857	743,362	63,495	8.54%
Intangible Assets	11,954	11,959	(5)	-0.04%
Other Assets	60,231	59,643	588	0.99%
TOTAL ASSETS	$1,276,959	$1,242,292	$34,667	2.79%

LIABILITIES
Deposits	$1,008,449	$983,843	$24,606	2.50%
Repo Sweep Accounts	3,766	5,175	(1,409)	-27.23%
Total Deposits and Repo Sweeps	1,012,215	989,018	23,197	2.35%
Borrowed Funds	67,189	59,454	7,735	13.01%
Other Liabilities	9,112	7,812	1,300	16.64%
TOTAL LIABILITIES	1,088,516	1,056,284	32,232	3.05%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated Other Comprehensive Income	189,950	186,906	3,044	1.63%
Accumulated Other Comprehensive Income:
Net Unrealized Gains/Losses on Available-for-sale Securities	(1,566)	(949)	(617)	65.02%
Defined Benefit Plans	59	51	8	15.69%
TOTAL SHAREHOLDERS' EQUITY	188,443	186,008	2,435	1.31%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,276,959	$1,242,292	$34,667	2.79%

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